Filed under Rule 433
File Nos. 333-133943 and 333-133943-01

January 29, 2007

CAPITAL ONE CAPITAL IV

$500,000,000

6.745% CAPITAL SECURITIES

Issuer:	Capital One Capital IV (the “Trust”), a Delaware statutory trust, the only assets of which will be Capital Efficient Notes, which are junior subordinated debt securities issued by Capital One Financial Corporation (“Capital One”), referred to as “CENts.” Capital One will own all common securities of the Trust.

Guarantor:	Capital One

Securities:	6.745% Capital Securities

Legal Format:	SEC Registered

Aggregate Liquidation Amount:	$500,000,000

Liquidation Amount:	$1,000 per capital security

Distributions:	6.745% up to and excluding February 17, 2032

CUSIP/ISIN:	140422AA4/US140422AA44

Ratings:	Moody’s Investors Service: Baa2 Standard & Poor’s: BBB- Fitch: BBB-

Settlement Date:	February 5, 2007 (T+5)

Scheduled Maturity Date:	February 17, 2037

Final Repayment Date:	February 5, 2082

Interest Payment Dates:	Paid semi-annually on each February 17 and August 17, commencing August 17, 2007, up to and including February 17, 2032

Reference Treasury Benchmark Yield:	4.995% (4.500% due February 15, 2036)

Spread to Benchmark Treasury:	175 basis points (1.75%)

Day Count Convention:	30/360, up to but excluding February 17, 2032

Interest Rate from February 17, 2032 to the Scheduled Maturity Date:	One-month LIBOR plus 1.17% payable on the 17th day of each calendar month based on Actual/360 until the Scheduled Maturity Date

Interest Rate from the Scheduled Maturity Date:	One-month LIBOR plus 2.17% payable on the 17th day of each calendar month based on Actual/360

Optional Redemption:	The capital securities may be redeemed by Capital One at any time prior to February 17, 2032, in whole or in part, at their liquidation amount or, if greater, a make-whole price, in either case plus accrued and unpaid distributions. The capital securities may be redeemed by Capital One at any time upon a Tax Event or a Rating Agency Event, in whole but not in part, at their liquidation amount or, in the case of a redemption before February 17, 2032, if greater, a make-whole price, in either case plus accrued and unpaid distributions. The capital securities may be redeemed by Capital One at any time, in whole but not in part, upon the occurrence of a Capital Treatment Event or an Investment Company Event, at 100% of their liquidation amount, plus accrued and unpaid distributions.

Make-Whole prior to February 17, 2032:	Discounted present value of Treasury plus 37.5 basis points unless a Tax Event or a Rating Agency Event has occurred.

Make-Whole for Tax Event or Rating Agency Event:	Discounted present value of Treasury plus 50 basis points.

Deferral Provision:	The Trust will defer payments on the 6.745% Capital Securities for up to 10 years if Capital One defers payments on the CENts. Payments cannot be deferred beyond the final repayment date of the CENts on February 5, 2082. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until February 5, 2062. The dates referred to in the prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are February 5, 2032 and February 5, 2052.

Public Offering Price:	$999.96

Underwriting Commissions:	$5,000,000

Use of Proceeds:	General corporate purposes, which may include repurchases of shares of Capital One common stock, as well as to redeem junior subordinated debt securities underlying currently outstanding trust preferred securities issued by certain of Capital One’s subsidiary trusts.

Sole Structuring Advisor:	J.P. Morgan Securities Inc.

Joint Bookrunners:	Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC

Co-Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., Sandler, O’Neill & Partners, L.P.

Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$112,500,000
Banc of America Securities LLC	$112,500,000
Credit Suisse Securities (USA) LLC	$112,500,000
Wachovia Capital Markets, LLC	$112,500,000
Barclays Capital Inc.	$ 10,000,000
Citigroup Global Markets Inc.	$ 10,000,000
Deutsche Bank Securities Inc.	$ 10,000,000
Greenwich Capital Markets, Inc.	$ 10,000,000
Sandler, O’Neill & Partners, L.P.	$ 10,000,000
Total	$500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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